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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Mcglen Internet Group, Inc.
City of Industry, California

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated March 16, 2001, except for Notes 2 and 7 which are as of March 26, 2001, relating to the consolidated financial statements of Mcglen Internet Group, Inc., which is contained in that Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Proxy Statement/Prospectus.

/s/ BDO Seidman, LLP


Los Angeles, California
January 31, 2002